Filed Pursuant to Rule 424(b)(2)
Registration No. 333-209532

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.500% Senior Notes due 2028	$450,000,000	99.438%	$447,471,000	$55,710.14

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus supplement

(to prospectus dated February 16, 2016)

Hubbell Incorporated

$450,000,000 3.500% Senior Notes due 2028

Hubbell Incorporated is offering $450,000,000 aggregate principal amount of 3.500% Senior Notes due 2028 (the “notes”). Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2018. The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness from time to time outstanding. The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to the stated maturity date at the redemption prices described in this prospectus supplement. See “Description of notes—Redemption of notes—Optional redemption.” If a Change of Control Triggering Event (as defined herein) occurs, subject to certain exceptions described in this prospectus supplement, we will be required to make an offer to each holder of the notes to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date. See “Description of notes—Change of control offer.”

We intend to use the net proceeds from this offering to finance, in part, the Aclara Transactions (as defined herein), as described under “Use of proceeds.” However, the completion of this offering is not contingent on consummation of the Aclara Acquisition (as defined herein). If (x) the consummation of the Aclara Acquisition does not occur on or before August 31, 2018 or (y) Hubbell Incorporated notifies the trustee (as defined herein) that Hubbell Incorporated will not pursue the consummation of the Aclara Acquisition, all of the notes then outstanding will be redeemed at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the Special Mandatory Redemption Date (as defined herein). See “Description of notes—Redemption of notes—Special mandatory redemption.”

The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not have the benefit of any sinking fund.

Investing in the notes involves risks that are described in the “Risk factors” section of this prospectus supplement beginning on page S-13.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses

Per note	99.438%	0.650%	98.788%
Total	$447,471,000	$2,925,000	$444,546,000

(1)	Plus accrued interest, if any, from February 2, 2018.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, against payment in New York, New York on or about February 2, 2018.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	HSBC

Co-managers

BNY Mellon Capital Markets, LLC	TD Securities	Wells Fargo Securities
Citizens Capital Markets	The Williams Capital Group, L.P.	US Bancorp

The date of this prospectus supplement is January 31, 2018.

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the notes. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should review before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus or term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, any free writing prospectus and the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Hubbell,” “we,” “us” and “our” are to Hubbell Incorporated, a Connecticut corporation, and its consolidated subsidiaries.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive (as defined below).

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in, the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (“IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to Qualified Investors. Neither Hubbell Incorporated nor the joint book-running managers of this offering have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

S-ii

The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

S-iii

Incorporation of certain documents by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the notes. Except as specified below, however, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on April 26, 2017, July 26, 2017 and October 25, 2017, respectively.

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 15, 2017.

•

Our Current Reports on Form 8-K, filed with the SEC on January 31, 2017 (Item 2.05 only), May 5, 2017, July 31, 2017, August 3, 2017, September 6, 2017, October 20, 2017 (Item 8.01 only), December 26, 2017 (including Exhibit 99.2), January 11, 2018 and January 31, 2018.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484

(475) 882-4000

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iv

Summary

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk factors” and our consolidated financial statements and related notes and the documents incorporated by reference herein.

Hubbell Incorporated

Hubbell was founded as a proprietorship in 1888, and was incorporated in Connecticut in 1905. We are primarily engaged in the design, manufacture and sale of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), the United Kingdom, Brazil, Australia and Ireland. We also participate in joint ventures in Taiwan and Hong Kong, and maintain offices in Singapore, China, India, Mexico, Italy, South Korea and countries in the Middle East. As of December 31, 2017, Hubbell had approximately 17,700 employees.

Our Electrical segment (70% of consolidated revenues in each of 2016 and 2015 and 71% in 2014) is comprised of businesses that sell stock and custom products including standard and special application wiring device products, rough-in electrical products, connector and grounding products, lighting fixtures and controls, components and assemblies for the natural gas distribution market, as well as other electrical equipment. Products of the Electrical segment are typically used in and around industrial, commercial and institutional facilities by electrical contractors, maintenance personnel, electricians, utilities and telecommunications companies. In addition, certain businesses design and manufacture a variety of high voltage test and measurement equipment, industrial controls and communication systems used in the non-residential and industrial markets. Many of these products are designed such that they can also be used in harsh and hazardous locations where a potential for fire and explosion exists due to the presence of flammable gasses and vapors. Harsh and hazardous products are primarily used in the oil and gas (onshore and offshore) and mining industries. There are also a variety of lighting fixtures, wiring devices and electrical products that have residential and utility applications.

These products are primarily sold through electrical and industrial distributors, home centers, retail and hardware outlets, lighting showrooms and residential product oriented internet sites. Special application products are sold primarily through wholesale distributors to contractors, industrial customers and original equipment manufacturers (“OEMs”). High voltage products are sold primarily by direct sales to customers through our sales engineers. We maintain a sales and marketing organization to assist potential users with the application of certain products to their specific requirements, and with architects, engineers, industrial designers, OEMs and electrical contractors for the design of electrical systems to meet the specific requirements of industrial, non-residential and residential users. We are also represented by independent manufacturers’ sales agents for many of our product offerings.

Our Power segment (30% of consolidated revenues in each of 2016 and 2015 and 29% in 2014) consists of operations that design and manufacture various distribution, transmission, substation and telecommunications products primarily used by the electrical utility industry. In addition, certain of these products are used in the civil construction and transportation industries. Products are sold to distributors and directly to users such as electric utilities, telecommunication companies, pipeline and mining operations, industrial firms, construction and engineering firms. While we believe our sales in this area are not materially dependent upon any customer or group of customers, a substantial decrease in purchases by electrical utilities would affect this segment.

Hubbell is a Connecticut corporation. Our principal executive offices are located at 40 Waterview Drive, Shelton, Connecticut 06484-1000. Our main telephone number is (475) 882-4000.

Our website is www.hubbell.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Recent developments

Aclara Acquisition

On December 22, 2017, Hubbell entered into the Aclara Acquisition Agreement (as defined herein) which is by and among Aclara (as defined herein), Hubbell Power Systems, Inc., a wholly owned subsidiary of Hubbell, Yellow Merger Sub, Inc., an indirect wholly owned subsidiary of Hubbell Incorporated (“Merger Sub”), Sun Meter Readings, LP, as representative for Aclara’s members and optionholders, and, for the limited purposes set forth therein, Hubbell Incorporated, pursuant to which Hubbell agreed to effect the Aclara Acquisition. The Aclara Acquisition will be structured as a reverse triangular merger in which Merger Sub will merge with and into Aclara in accordance with Delaware law, with Aclara surviving the merger as a wholly owned indirect subsidiary of Hubbell Incorporated. The Aclara Acquisition Agreement provides for aggregate consideration of $1.1 billion in cash to be paid in the Aclara Acquisition, subject to customary purchase price adjustments.

The completion of the Aclara Acquisition is subject to the satisfaction or waiver of customary closing conditions (the date on which the Aclara Acquisition closes, the “Aclara Acquisition Closing Date”). Hubbell currently anticipates that the Aclara Acquisition will be completed in the first quarter of 2018.

This summary of the Aclara Acquisition Agreement and the transactions contemplated by the Aclara Acquisition Agreement does not purport to be complete. For more information, please refer to the text of the Aclara Acquisition Agreement, which is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2017.

Preliminary results for the three-month period and the fiscal year ended December 31, 2017

On January 30, 2018, Hubbell Incorporated announced its unaudited preliminary financial results for the three-month period and the fiscal year ended December 31, 2017, including:

•	Net sales for the three-month period ended December 31, 2017 increased 7% (+5% organic, +2% acquisitions);

•

Earnings per diluted share of $0.37 and Adjusted Earnings Per Diluted Share of $1.54 for the three-month period ended December 31, 2017. Adjusted Earnings Per Diluted Share excludes costs due to U.S. tax reform ($1.02), the Aclara Transactions ($0.11) and restructuring and related actions ($0.04); and

•

Earnings per diluted share of $4.39 and Adjusted Earnings Per Diluted Share of $5.93 for the fiscal year ended December 31, 2017. Adjusted Earnings Per Diluted Share excludes costs due to U.S. tax reform ($1.02), restructuring and related actions ($0.29), the Aclara Transactions ($0.11) and loss on the early extinguishment of debt ($0.11).

Other unaudited preliminary financial results for the three-month period and fiscal year ended December 31, 2017 disclosed by Hubbell Incorporated are set forth in the tables below:

Income information ($Millions)	Three months ended December 31, 2017	Fiscal year ended December 31, 2017
Net sales	$917.7	$3,668.8
Operating income	122.7	503.7
Operating income as a % of Net sales	13.4%	13.7%
Net income attributable to Hubbell	$20.4	$243.1

Earnings Per Share:
Basic	$0.37	$4.42
Diluted	$0.37	$4.39
Cash dividends per common share	$0.77	$2.87

Segment information ($Millions)
Net sales
Electrical		$2,532.8
Power		1,136.0

Total net sales		$3,668.8

Operating income
Electrical		$282.5
Power		221.2

Total operating income		$503.7

Operating margin
Electrical		11.2%
Power		19.5%
Total operating margin		13.7%

Non-GAAP information(1)	Three months ended December 31, 2017	Fiscal year ended December 31, 2017
Adjusted Operating Income	$132.6	$534.1
Adjusted Operating Margin	14.5%	14.6%
Adjusted Net Income	$85.1	$328.0
Adjusted EBITDA	$156.4	$633.9
Adjusted EPS—Diluted	$1.54	$5.93
Free Cash Flow	$123.9	$299.3
Free Cash Flow as a Percentage of Net Income Attributable to Hubbell(2)		123.1%

Adjusted operating income
Electrical		$300.2
Power		233.9

Total adjusted operating income		$534.1

Adjusted operating margin
Electrical		11.9%
Power		20.6%
Total adjusted operating margin		14.6%

Balance sheet information	December 31, 2017
Total Assets	$3,720.6

Total Liabilities	2,072.7

Total Equity	$1,647.9

(1)	Reconciliations of each non-GAAP measures to the most directly comparable GAAP measure can be found in the below under “Recent developments—Reconciliation of non-GAAP information”.
(2)	Free cash flow as a percentage of net income attributable to Hubbell includes the approximately $57 million impact of the Tax Cuts and Jobs Act (the “TCJA”). Free cash flow as a percentage of net income attributable to Hubbell excluding the impact of the TCJA is approximately 100%.

You should read this preliminary estimated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The information presented above should not be considered a substitute for full audited financial statements for the fiscal year ended December 31, 2017 and should not be regarded as a representation by Hubbell as to its actual financial results for the three-month period or the fiscal year ended December 31, 2017.

This preliminary estimated financial information as of and for the fiscal year ended December 31, 2017 has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary estimated financial information and does not express an opinion or any other form of assurance with respect thereto.

We are currently preparing our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Our annual financial statements and the notes thereto, which will be included in such Form 10-K, will be audited by our independent registered public accounting firm. Our actual results may differ materially from the preliminary information described above due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year ended December 31, 2017 are finalized and publicly reported, and the completion of the audit by our independent registered public accounting firm, all of which will occur after this offering has been completed.

Other Financial Information

Hubbell has disclosed the following financial information in connection with the offering of the notes:

($Millions)	Twelve months ended December 31, 2016	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014	Twelve months ended December 31, 2013	Twelve months ended December 31, 2012
Adjusted EBITDA(1)	$605.1	$598.7	$601.7	$578.2	$538.6

(1)	Reconciliations of adjusted EBITDA to the most directly comparable GAAP measure can be found in the below under “Recent developments—Reconciliation of non-GAAP information”.

Reconciliation of non-GAAP information

References to “adjusted” operating measures exclude the impact of certain costs and gains. Hubbell’s management believes these adjusted operating measures provide useful information regarding its underlying performance from period to period and an understanding for its results of operations without regard to items it does not consider a component of its core operating performance. The adjusted operating measures also provide useful information to understand the impact of Hubbell’s restructuring and related activities and business transformation initiatives on its results of operations. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to Common Shareholders, adjusted earnings per diluted share and adjusted EBITDA, which exclude, where applicable:

•	Restructuring and related costs;

•

The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of Hubbell’s $300 million of long-term notes that were scheduled to mature in 2018;

•	Transaction costs relating to the proposed acquisition of Aclara recognized in the Power segment;

•

Income tax effects associated with U.S. tax reform, including a provisional charge of approximately $57 million in 2017. This tax charge included amounts primarily related to the deemed mandatory repatriation and the benefit of a revaluation of our net deferred tax liabilities; and

•	The costs associated with the 2015 reclassification of Hubbell’s common stock to eliminate its two-class structure.

Each of these adjusted operating measures are non-GAAP measures. Hubbell’s management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below.

Restructuring costs support Hubbell’s cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units Hubbell determines to be non-strategic and is a GAAP measure. Restructuring costs may include severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. Restructuring-related costs are costs associated with Hubbell’s business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. Hubbell refers to these costs on a combined basis as “restructuring and related costs”, which is a non-GAAP measure.

Aclara transaction costs include primarily professional services and other fees that are incurred in connection with the proposed acquisition of Aclara.

The costs associated with the 2015 reclassification of Hubbell’s common stock to eliminate its two-class structure include primarily professional fees.

Income tax expense associated with U.S. tax reform includes the income tax effects of the provisions of the TCJA on Hubbell. As provided by SEC Staff Accounting Bulletin No. 118 (“SAB 118”), the accounting for the income tax effects of U.S. tax reform may include provisional amounts during the one-year measurement period from the date of enactment. Accordingly, Hubbell has recognized certain provisional amounts of the income tax effects of U.S. tax reform in the fourth quarter of 2017 that will be subject to change during the measurement period.

Adjusted operating margin/adjusted operating income reconciliation ($Millions)	Three months ended December 31, 2017	Twelve months ended December 31, 2017
Net Sales [a]	$917.7	$3,668.8

Operating Income
GAAP measure [b]	$122.7	$503.7
Restructuring and related costs	3.2	23.7
Aclara transaction costs	6.7	6.7

Adjusted operating income [c]	$132.6	$534.1

Operating margin
GAAP measure [b] / [a]	13.4%	13.7%
Adjusted operating margin [c] / [a]	14.5%	14.6%

Electrical segment	Twelve months ended December 31, 2017
Net Sales [a]	$2,532.8

Operating Income
GAAP measure [b]	$282.5
Restructuring and related costs	17.7

Adjusted operating income [c]	$300.2

Operating margin
GAAP measure [b] / [a]	11.2%
Adjusted operating margin [c] / [a]	11.9%

Power segment	Twelve months ended December 31, 2017
Net Sales [a]	$1,136.0

Operating Income
GAAP measure [b]	$221.2
Restructuring and related costs	6.0
Aclara transaction costs	6.7

Adjusted operating income [c]	$233.9

Operating margin
GAAP measure [b] / [a]	19.5%
Adjusted operating margin [c] / [a]	20.6%

Free cash flow reconciliation ($Millions)	Three months ended December 31, 2017	Twelve months ended December 31, 2017
Net cash provided by operating activities (GAAP measure)	$150.4	$379.0
Less: Capital Expenditures	(26.5)	(79.7)

Free cash flow(1)	$123.9	$299.3

(1)	Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

Adjusted net income / adjusted earnings per diluted share reconciliation ($Millions, except per share amounts)	Three months ended December 31, 2017	Twelve months ended December 31, 2017
Net income attributable to Hubbell (GAAP measure)	$20.4	$243.1
Income tax expense associated with U.S. tax reform	56.5	56.5
Restructuring and related costs, net of tax	2.2	16.1
Loss on extinguishment of debt, net of tax	—	6.3
Aclara transaction costs, net of tax	6.0	6.0

Adjusted Net Income	$85.1	$328.0

Numerator:
Net income attributable to Hubbell (GAAP measure)	$20.4	$243.1
Less: Earnings allocated to participating securities	(0.1)	(0.8)

Net income available to common shareholders (GAAP measure) [a]	$20.3	$242.3

Adjusted Net Income	$85.1	$328.0
Less: Earnings allocated to participating securities	(0.3)	(1.1)

Adjusted net income available to common shareholders [b]	$84.8	$326.9

Denominator:
Average number of common shares outstanding [c]	54.6	54.8
Potential dilutive shares	0.4	0.3

Average number of diluted shares outstanding [d]	55.0	55.1

Earnings per share (GAAP measure):
Basic [a] / [c]	$0.37	$4.42
Diluted [a] / [d]	$0.37	$4.39
Adjusted earnings per diluted share [b] / [d]	$1.54	$5.93

Adjusted EBITDA reconciliation	Three months ended December 31, 2017	Twelve months ended December 31, 2017
Net income	$22.4	$249.9

Restructuring and related costs	$3.2	23.7
Loss on extinguishment of debt	—	10.1
Aclara transaction costs in S&A expense	6.7	6.7
Other (income) expense, net and interest income	0.8	5.6

Provision for income taxes	89.5	193.2
Depreciation and amortization	23.8	99.8
Interest expense	10.0	44.9

Subtotal	$134.0	$384.0

Adjusted EBITDA	$156.4	$633.9

Restructuring and related costs reconciliation ($Millions)	Three months ended December 31, 2017	Twelve months ended December 31, 2017
Restructuring costs (GAAP measure)	$6.7	$20.3
Restructuring related costs (benefit)	(3.5)	3.4

Restructuring and related costs (non-GAAP measure)	$3.2	$23.7

Historical Adjusted EBITDA Reconciliation ($Millions)	Twelve months ended December 31, 2016	Twelve months ended December 31, 2015	Twelve months ended December 31, 2014	Twelve months ended December 31, 2013	Twelve months ended December 31, 2012
Net income	$297.8	$282.1	$327.2	$329.8	$302.1

Restructuring and related costs	$35.0	$38.9	$5.1	$—	$—
Reclassification costs	—	19.7	—	—	—
Other (income) expense, net and interest income	4.0	5.3	0.7	3.0	(0.8)

Provision for income taxes	132.6	136.5	158.3	144.0	139.7
Depreciation and amortization	92.3	85.2	79.2	70.6	66.8
Interest expense	43.4	31.0	31.2	30.8	30.8

Subtotal	$307.3	$316.6	$274.5	$248.4	$236.5
Adjusted EBITDA	$605.1	$598.7	$601.7	$578.2	$538.6

Term Loan Agreement and Revolving Credit Agreement

On January 31, 2018, Hubbell Incorporated, as borrower, entered into a Term Loan Agreement with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent, that provides a term loan facility (the “term loan facility”) pursuant to which Hubbell Incorporated can borrow up to $500 million on an unsecured basis to partially finance the Aclara Transactions. The availability of the loans under the term loan facility, which have not yet been funded, is subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Aclara Acquisition. The loans will be made in a single borrowing on the Aclara Acquisition Closing Date and will be due and payable in full 5 years after the date of such borrowing.

On January 31, 2018, Hubbell Incorporated, as borrower, and its subsidiaries Hubbell Power Holdings S.à r.l. and Harvey Hubbell Holdings S.à r.l., each as a subsidiary borrower (collectively, the “Subsidiary Borrowers” and, together with Hubbell Incorporated, the “Borrowers”), entered into a five-year credit agreement with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent, that provides a $750 million committed revolving credit facility (the “Revolving Credit Agreement”, and the revolving facility therein, the “revolving credit facility”). Hubbell Incorporated will guarantee the obligations of the Subsidiary Borrowers under the Revolving Credit Agreement.

The initial availability of revolving loans under the revolving credit facility is subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Aclara Acquisition and the termination of commitments under Hubbell’s existing $750 million five-year revolving credit agreement, dated as of December 16, 2015, among the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Hubbell Incorporated may borrow up to $225 million of revolving loans under the revolving credit facility on the Aclara Acquisition Closing Date to partially finance the Aclara Transactions, subject to the satisfaction (or waiver) of certain conditions set forth therein, including certain conditions related to the consummation of the Aclara Acquisition. All revolving loans outstanding under the revolving credit facility will be due and payable on the fifth anniversary of the date on which revolving loans under the revolving credit facility are first available.

Summary of the offering

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement. In this “Summary of the offering,” references to “we,” “our” and “us” are to Hubbell Incorporated and not its subsidiaries.

Issuer	Hubbell Incorporated.

Notes offered	$450,000,000 aggregate principal amount of 3.500% Senior Notes due 2028.

Maturity date	February 15, 2028.

Interest rate and interest payment dates	3.500% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2018.

Ranking	The notes will:

•

rank equally in right of payment with all of our other existing and future unsecured, unsubordinated indebtedness from time to time outstanding (including, without limitation, indebtedness under our revolving credit facility, term loan facility, 3.625% Senior Notes due 2022, 3.350% Senior Notes due 2026, and 3.150% Senior Notes due 2027);

•	rank senior in right of payment to all of our existing and future indebtedness that is subordinated to the notes;

•	be effectively subordinated in right of payment to all of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries.

Optional redemption	The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to the stated maturity date at the redemption prices described in this prospectus supplement. See “Description of notes—Redemption of notes—Optional redemption.”

Special mandatory redemption	If (x) the consummation of the Aclara Acquisition does not occur on or before the Extended Termination Date (as defined herein) or (y) we notify the trustee that we will not pursue the consummation of the Aclara Acquisition, all of the notes then outstanding will be redeemed at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the Special Mandatory Redemption Date. See “Description of notes—Redemption of notes—Special mandatory redemption.”

Change of control triggering event	If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes, have defeased the notes or have redeemed or become obligated to redeem the notes pursuant to the Special Mandatory Redemption (as defined herein) (in each case, as described in this prospectus supplement), we will be required to make an offer to each holder of the notes to repurchase all or any part of each holder’s notes at a repurchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date. See “Description of notes—Change of control offer.”

Covenants	The notes and related indenture (as defined herein) will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. However, we will be subject to the covenants described under “Description of notes—Covenants.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $442.6 million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with cash on hand and proceeds from (i) borrowings under our term loan facility and (ii) borrowings under our revolving credit facility and/or issuances of commercial paper, to finance the Aclara Acquisition, the repayment of certain existing indebtedness of Aclara and its subsidiaries, and the payment of fees, costs and expenses in connection with the foregoing (collectively, the “Aclara Transactions”).

DTC eligibility	The notes will be issued initially in the form of a permanent global security in registered form deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered, at the request of DTC, in the name of Cede & Co. Investors may elect to hold interests in the global security through DTC and its direct or indirect participants as described under “Description of notes—Book-entry procedures.”

Form and denomination	The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issues	We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions and with the same CUSIP, ISIN and/or other identifying number as the notes offered hereby, in an unlimited aggregate principal amount, except for issue date, issue price, initial interest accrual date and the date of the first payment of interest thereon. Any such additional notes will be consolidated with the notes offered hereby to form a single series of debt securities under the indenture, provided, that any such additional notes that are not fungible with the notes offered hereby for U.S. Federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.

No listing	We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

Risk factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk factors” and the other information included or incorporated by reference in this prospectus supplement before deciding to invest in the notes.

Risk factors

Investors should carefully consider the following risk factors and the risk factors related to our business identified in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. These risks are not the only risks that we face in our business and/or in connection with this offering. Our business, financial condition and results of operations and/or the success of the notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

Risks relating to the notes

We have outstanding indebtedness; our indebtedness will increase as a result of the current offering and the Aclara Acquisition, and will further increase if we incur additional indebtedness in the future and do not retire existing indebtedness.

We have outstanding indebtedness and other financial obligations and significant unused borrowing capacity. As of December 31, 2017, on a pro forma basis, assuming the Aclara Acquisition had been consummated and giving effect to the anticipated incurrence, assumption and extinguishment of indebtedness in connection therewith (including the issuance and sale of the notes) as if such transactions had occurred on December 31, 2017, we would have had approximately $2.2 billion of outstanding indebtedness.

The amount of cash required to pay interest on our indebtedness following completion of the Aclara Acquisition, and thus the demands on our cash resources, will be greater than the amount of cash required to service our indebtedness prior to the Aclara Acquisition. Our increased indebtedness level and related debt service obligations could have negative consequences, including:

•	requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our indebtedness, which would reduce the funds we have available for other purposes;

•	reducing our flexibility in planning for or reacting to changes in our business and market conditions; and

•	exposing us to interest rate risk since a portion of our debt obligations are at variable rates.

We may incur significantly more indebtedness in the future. If we add new indebtedness and do not retire existing indebtedness, the risks described above could increase.

The indenture does not restrict the amount of additional unsecured indebtedness that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured indebtedness that Hubbell Incorporated or its subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The notes are subject to prior claims of secured creditors.

The notes will be Hubbell Incorporated’s unsecured, unsubordinated debt obligations, ranking equally in right of payment with Hubbell Incorporated’s other existing and future unsecured, unsubordinated indebtedness and effectively subordinated in right of payment to any secured indebtedness of Hubbell Incorporated to the extent of the value of the assets constituting the security. The indenture governing the notes permits Hubbell

Incorporated and its subsidiaries to incur secured indebtedness under specified circumstances, and the amounts incurred could be substantial. If Hubbell Incorporated incurs any indebtedness secured by its assets or assets of its subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes. To the extent that such assets cannot satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, Hubbell Incorporated may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes will not be guaranteed by any of Hubbell Incorporated’s subsidiaries and are structurally subordinated to any future preferred stock and any existing or future indebtedness, guarantees and other liabilities of Hubbell Incorporated’s subsidiaries, which may affect your ability to receive payments on the notes.

The notes will be exclusively obligations of Hubbell Incorporated and will not be guaranteed by any of its subsidiaries. As a result, the notes will be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of such subsidiaries. The indenture governing the notes does not restrict Hubbell Incorporated or its subsidiaries from incurring substantial additional indebtedness in the future.

Hubbell Incorporated currently derives substantially all of its operating income from, and holds all of its assets through, its subsidiaries, and its subsidiaries have significant liabilities. Hubbell Incorporated’s cash flow and its ability to service its indebtedness, including the notes, therefore partially depends upon the earnings of its subsidiaries, and Hubbell Incorporated depends on the distribution of earnings, loans or other payments by those subsidiaries to it.

Hubbell Incorporated’s subsidiaries are separate and distinct legal entities. Hubbell Incorporated’s subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between Hubbell Incorporated and its subsidiaries, to provide Hubbell Incorporated with funds to meet its obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by such subsidiaries to Hubbell Incorporated could be subject to statutory or contractual restrictions and taxes. Payments to Hubbell Incorporated by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations.

Hubbell Incorporated’s right to receive any assets of any of its subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of Hubbell Incorporated’s subsidiaries to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Hubbell Incorporated. Hubbell Incorporated cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide Hubbell Incorporated with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, even if Hubbell Incorporated were a creditor of any of its subsidiaries, Hubbell Incorporated’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to indebtedness held by Hubbell Incorporated.

Hubbell Incorporated may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless Hubbell Incorporated shall have exercised its option to redeem the notes, have defeased the notes or have redeemed or become obligated to redeem the notes pursuant to the Special Mandatory Redemption (in each case, as described in this prospectus supplement), Hubbell Incorporated will be required to make an offer to repurchase the notes for cash at the repurchase price described in this prospectus supplement. However, Hubbell Incorporated may not be able to repurchase the notes upon a Change of Control Triggering Event because Hubbell Incorporated may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict Hubbell Incorporated from repurchasing the notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our existing syndicated credit facilities and may constitute a default under agreements governing indebtedness incurred in the future and which could have material adverse consequences for us and you, as holders of the notes. See “Description of notes—Change of control offer.”

The Change of Control offer provisions of the notes may not protect holders of the notes in the case of certain corporate transactions involving Hubbell.

The provisions of the notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of Hubbell Incorporated. Even transactions involving a change in voting power or beneficial ownership of Hubbell Incorporated may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Triggering Event that would trigger Hubbell Incorporated’s obligation to offer to repurchase the notes. In addition, Hubbell Incorporated’s obligation to offer to repurchase the notes is conditioned upon the occurrence of a Rating Event, as described in “Description of notes—Change of control offer.” If events occur that do not constitute a Change of Control Triggering Event, Hubbell Incorporated will not be required to make an offer to repurchase the notes, and you may be required to continue to hold your notes despite the occurrence of such events. See “Description of notes—Change of control offer.”

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect Hubbell Incorporated’s ability to repay the notes or the trading prices for the notes.

The indenture governing the notes does not:

•

require the maintenance of any financial ratios or specific levels of net worth or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit Hubbell Incorporated’s ability to incur indebtedness that is equal in right of payment to the notes;

•	limit Hubbell Incorporated’s ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit Hubbell Incorporated’s subsidiaries’ ability to incur indebtedness, which would rank structurally senior to the notes;

•	restrict Hubbell Incorporated’s subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned or that will be assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market values of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and an active trading market may not develop. If the notes trade after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not intend to apply for listing of the notes on any securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. The underwriters, however, are not obligated to make a market in the notes and may cease their market-making activities at any time, at their discretion and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

In addition, the liquidity of any trading market in the notes and any market prices quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or the financial performance or prospects of companies in our industry. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

Recent U.S. tax legislation, including interpretations thereof and implementing regulations, may materially adversely affect our financial condition, results of operations and cash flows, the value of investments in our debt securities, and our credit ratings.

Recently enacted U.S. tax legislation has significantly changed the U.S. Internal Revenue Code, including taxation of U.S. corporations, by, among other things, limiting interest deductions, reducing the U.S. corporate income tax rate, altering the expensing of capital expenditures, adopting elements of a territorial tax system, assessing a repatriation tax on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions. The legislation is unclear in certain respects and will require interpretations and implementing regulations by the IRS (as defined herein), as well as state tax authorities, and the legislation could be subject to potential amendments and technical corrections, any of which could lessen or increase certain adverse impacts of the legislation. We continue to examine the impact this U.S. tax legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the legislation is uncertain and our business and financial condition could be adversely affected. The impact of this U.S. tax legislation on holders of our securities is also uncertain and could be adverse. Potential investors should consult their tax advisors about the legislation and the potential consequences of such legislation (including any regulatory, administrative or judicial consequences and any consequences on applicable state, local or foreign tax law) before investing in our securities.

Risks relating to the Aclara Acquisition

Completion of the Aclara Acquisition is subject to conditions and if these conditions are not satisfied or waived, the Aclara Acquisition will not be completed.

The obligations of the subsidiaries of Hubbell Incorporated that are parties to the Aclara Acquisition Agreement and Aclara to complete the Aclara Acquisition are subject to the satisfaction or waiver of a number of conditions set forth in the Aclara Acquisition Agreement. Additionally, among other things, completion of the Aclara Acquisition is conditioned on the accuracy of representations and warranties made in the Aclara Acquisition Agreement (subject to the materiality standards set forth therein), such subsidiaries’ and Aclara’s performance of all of their obligations under the Aclara Acquisition Agreement in all material respects, the absence of an injunction or other order prohibiting the Aclara Acquisition and the absence of a “Material Adverse Change” (as defined in the Aclara Acquisition Agreement) with respect to Aclara and its subsidiaries. The failure to satisfy all of the required conditions in the Aclara Acquisition Agreement could delay the completion of the Aclara Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the Aclara Acquisition could cause Hubbell Incorporated not to realize some or all of the benefits that Hubbell Incorporated expects to achieve if the Aclara Acquisition is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the Aclara Acquisition will be satisfied or waived or that the Aclara Acquisition will be completed.

We may fail to realize all of the anticipated benefits of the Aclara Acquisition or those benefits may take longer to realize than expected.

The full benefits of the Aclara Acquisition, including anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Aclara Acquisition could adversely affect our results of operations or cash flows and decrease or delay the expected accretive effect of the Aclara Acquisition.

In addition, we will be required to devote significant attention and resources (i) prior to closing to prepare for the operation of Hubbell following the Aclara Acquisition and (ii) post-closing to successfully align the business practices and operations of Hubbell Incorporated and Aclara. This process may disrupt the businesses and, if ineffective, could limit the anticipated benefits of the Aclara Acquisition.

We will incur direct and indirect costs as a result of the Aclara Acquisition.

We will incur substantial expenses in connection with and as a result of completing the Aclara Acquisition and, following the completion of the Aclara Acquisition, we expect to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Hubbell Incorporated and Aclara. Factors beyond our control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

If Hubbell Incorporated does not consummate the Aclara Acquisition on or prior to the Extended Termination Date, or if Hubbell Incorporated notifies the trustee that it will not pursue the consummation of the Aclara Acquisition, all of the notes then outstanding will be required to be redeemed and Hubbell Incorporated may not have or be able to obtain all the funds necessary to redeem such notes. In addition, if the notes are required to be redeemed, you may not obtain your expected return on the redeemed notes.

We may not be able to consummate the Aclara Acquisition within the timeframe specified in the section entitled “Description of notes—Redemption of notes—Special mandatory redemption.” Our ability to consummate the Aclara Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Aclara Acquisition.

If (x) the consummation of the Aclara Acquisition does not occur on or before the Extended Termination Date or (y) Hubbell Incorporated notifies the trustee that Hubbell Incorporated will not pursue the consummation of the Aclara Acquisition, all of the notes then outstanding will be required to be redeemed at a redemption price equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the Special Mandatory Redemption Date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that Hubbell Incorporated will not have sufficient financial resources available to satisfy its obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption. In addition, even if Hubbell Incorporated is able to redeem the notes pursuant to the provisions relating to the Special Mandatory Redemption, you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the provisions relating to the Special Mandatory Redemption as long as the Aclara Acquisition is consummated on or prior to the Extended Termination Date, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the Aclara Acquisition, we experience any changes in our business or financial condition, or if the terms of the Aclara Acquisition or the financing thereof change, unless such event results in a Change of Control Triggering Event.

Ratio of earnings to fixed charges

The following table sets forth the ratios of earnings to fixed charges for Hubbell and its consolidated subsidiaries for the periods indicated.

	Nine Months Ended September 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	8.8x	9.1x	11.6x	13.3x	13.3x	12.6x

We have calculated the ratio of earnings to fixed charges by dividing “earnings,” consisting of income from continuing operations before income taxes and fixed charges for the periods indicated, by “fixed charges,” consisting of interest expense (which includes interest on indebtedness, the amortization of discounts, and the amortization of capitalized debt issuance costs) and the portion of estimated rents that we believe to be representative of the interest factor (one-third of rental expense), in each case for the periods indicated.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $442.6 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand and proceeds from (i) borrowings under our term loan facility and (ii) borrowings under our revolving credit facility and/or issuances of commercial paper, to finance the Aclara Transactions.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2017 on an actual preliminary basis and an as adjusted preliminary basis to give effect to the offering of the notes, borrowings under our term loan facility and borrowings under our revolving credit facility and/or issuances of commercial paper to finance the Aclara Transactions. See “Use of proceeds.” The preliminary actual cash and cash equivalents and capitalization as of December 31, 2017 has been prepared by and is the responsibility of our management. PricewaterhouseCoopers, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary actual information and does not express an opinion or any other form of assurance with respect thereto. See “Preliminary results for the three-month period and the fiscal year ended December 31, 2017.”

	As of December 31, 2017
	Actual Preliminary	As Adjusted Preliminary
	(amounts in millions, except share amounts)
Cash and cash equivalents(1)	$375.0	$1,515.4

Short-term debt
Short-term debt(2)	68.1	268.1

Total short-term debt	68.1	268.1

Long-term debt
Revolving credit facility	—	—
Term loan facility(3)	—	497.8
3.625% senior notes due 2022(4)	297.9	297.9
3.350% senior notes due 2026(5)	394.4	394.4
3.150% senior notes due 2027(6)	294.8	294.8
3.500% senior notes due 2028 offered hereby(7)	—	442.6

Total long-term debt	987.1	1,927.5

Total debt	1,055.2	2,195.6

Shareholders’ equity
Common stock, par value $0.01—authorized 200,000,000, shares; outstanding 54,882,154	0.6	0.6
Additional paid-in capital	11.0	11.0
Retained earnings	1,892.4	1,892.4
Total accumulated other comprehensive income (loss)	(269.8)	(269.8)
Noncontrolling interest	13.7	13.7

Total shareholders’ equity	1,647.9	1,647.9

Total capitalization	$2,703.1	$3,843.5

(1)	As adjusted amount includes $1,150 million of cash that will be used to finance the Aclara Transactions. See “Use of proceeds.”

(2)

Actual amount of short-term debt consists of $63.0 million of commercial paper borrowings and $5.1 million of borrowings that support certain of our international operations; as adjusted amount of short-term debt consists of $263.0 million of commercial paper borrowings and $5.1 million of borrowings that support certain of our international operations.

(3)	As adjusted amount represents $500.0 million aggregate principal amount of indebtedness net of incurrence costs.

(4)	Actual amount represents $300.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(5)	Actual amount represents $400.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(6)	Actual amount represents $300.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(7)	As adjusted amount represents the $450.0 million aggregate principal amount of the notes offered hereby, net of any discounts and debt issuance costs.

Description of notes

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. Capitalized terms used but not defined in this description have the meanings specified in the base indenture (as defined below). In this section of this prospectus supplement, references to “we,” “our,” “us” and the “Company” are to Hubbell Incorporated (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture (as defined below).

General

The notes will constitute a series of debt securities to be issued under the Indenture, dated September 15, 1995 (the “base indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank)), the “trustee”) as supplemented by a Fifth Supplemental Indenture to be entered into between us and the trustee (the “fifth supplemental indenture,” and together with the base indenture, the “indenture”).

The aggregate principal amount of the notes initially will be $450,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 15, 2028 (the “stated maturity date”). The notes will bear interest at the rate of 3.500% per annum from February 2, 2018.

Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018, to the Persons (as defined in the base indenture) in whose names the respective notes are registered at the close of business on the February 1 and August 1 (whether or not a Business Day) preceding the relevant interest payment dates. If any interest payment date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

“Business Day” means, with respect to the notes, any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office (as defined in the base indenture) is located are authorized or obligated by law, regulation or executive order to close.

Interest payable on any interest payment date (and the stated maturity date) shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of the fifth supplemental indenture, if no interest has previously been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date (or the stated maturity date).

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will not have the benefit of any sinking fund.

The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry procedures.” The notes will be issued in Dollars (as defined in the base indenture) and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issues

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions and with the same CUSIP, ISIN and/or other identifying number as the notes offered hereby, in an unlimited aggregate principal amount, except for issue date, issue price, initial interest accrual date and the date of the first payment of interest thereon. Any such additional notes will be consolidated with the notes offered hereby to form a single series of debt securities under the indenture, provided, that any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.

Ranking

The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated in right of payment to all of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its subsidiaries to incur indebtedness.

The Company derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the notes. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or provide the Company with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. Further, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of the Company’s subsidiaries to pay dividends or make payments or other distributions to the Company, and the Company’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to the Company. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors except to the extent that the Company may itself be a creditor of such subsidiary with recognized claims against such subsidiary.

As of December 31, 2017, on a pro forma basis, assuming the Aclara Acquisition had been consummated and giving effect to the anticipated incurrence, assumption and extinguishment of indebtedness in connection therewith (including the issuance and sale of the notes) as if such transactions had occurred on December 31, 2017, the Company would have had approximately $2.2 billion of outstanding indebtedness.

Payments and paying agents

Principal of, premium, if any, on and interest on the notes shall be payable in Dollars, the transfer of the notes shall be registrable, and the notes shall be exchangeable for notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the office or agency of the trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, that the Company shall pay principal of, premium, if any, on, and interest on, the notes in global form registered in the name of or held by DTC or such other U.S. depositary as any officer of the

Company may from time to time designate, or its respective nominee, by wire in immediately available funds to DTC (or such other U.S. depositary) or its nominee, as the case may be, as the holder of such notes in global form. The security registrar for the notes shall be the trustee; and the paying agent for the notes shall initially be the trustee.

Redemption of notes

Optional redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to November 15, 2027 (three months prior to the stated maturity date) at a redemption price equal to the greater of (the “Applicable Premium”) (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the notes will be redeemable in whole or in part, at our option, at any time and from time to time on or after November 15, 2027 (three months prior to the stated maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Further, installments of interest on any notes to be optionally redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the applicable interest payment date to the holders of the notes as of the close of business on the relevant record date according to such notes and the indenture.

Notice of any redemption will be mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, not less than 30 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate.

For purposes of the optional redemption provisions of the notes, the following definitions will be applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and HSBC Securities (USA) Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (b) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Special mandatory redemption

If (x) the consummation of the Aclara Acquisition does not occur on or before August 31, 2018 (the “Extended Termination Date”) or (y) the Company notifies the trustee that the Company will not pursue the consummation of the Aclara Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “Special Mandatory Redemption Trigger Date”), all of the notes then outstanding will be redeemed (such redemption, the “Special Mandatory Redemption”) at a redemption price as determined by the Company (the “Special Mandatory Redemption Price”) equal to 101% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the Special Mandatory Redemption Date.

Upon the occurrence of a Special Mandatory Redemption Trigger Date, the Company shall promptly (but in no event later than five Business Days following such Special Mandatory Redemption Trigger Date) notify the trustee in writing of the Special Mandatory Redemption Trigger Date and furnish the trustee with a form of Notice of Special Mandatory Redemption (the “Notice of Special Mandatory Redemption”), which Notice of Special Mandatory Redemption shall state that the notes shall be automatically redeemed on the date (the “Special Mandatory Redemption Date”) that is the third Business Day following the date of the giving of such Notice of Special Mandatory Redemption by the trustee to the holders of the notes. The trustee shall, no later than two Business Days following receipt from the Company of such notification and form of Notice of Special Mandatory Redemption, give the holders (or, in the case of notes that are in the form of global securities, DTC), in accordance with the applicable procedures provided for in the indenture, notice of redemption in substantially the form of the Notice of Special Mandatory Redemption, which shall specify the applicable Special Mandatory Redemption Date. Upon giving of such Notice of Special Mandatory Redemption by the trustee, the notes shall be automatically redeemed on the Special Mandatory Redemption Date specified in such notice without any action on the part of any holder. Further, installments of interest on any notes to be redeemed pursuant to the Special Mandatory Redemption that are due and payable on an interest payment date falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment date to the holders of the notes as of the close of business on the relevant record date according to the notes and the indenture. The Special Mandatory Redemption Date, if any, shall be no later than 10 Business Days following the Special Mandatory Redemption Trigger Date.

At or prior to 10:00 a.m. (New York City time) on the Special Mandatory Redemption Date, the Company shall deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for the notes. Unless the Company defaults in payment of the Special Mandatory Redemption Price, from and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes.

For purposes of the Special Mandatory Redemption provisions of the notes, the following definitions will be applicable:

“Aclara” means Meter Readings Holding Group, LLC, a Delaware limited liability company.

“Aclara Acquisition” means the acquisition, directly or indirectly, by the Company of all of the issued and outstanding equity interests of Aclara pursuant to the Aclara Acquisition Agreement.

“Aclara Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 22, 2017, by and among Aclara, Hubbell Power Systems, Inc., a Delaware corporation (the “Purchaser”), Yellow Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser, Sun Meter Readings, LP, a Delaware limited partnership, as representative for Aclara’s Members (as defined therein) and Optionholders (as defined therein), and, solely for the purposes of Sections 12.10, 12.11 and 12.21 thereof, the Company, as amended, supplemented, restated or otherwise modified from time to time.

Change of control offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above under “—Redemption of notes—Optional redemption”, have defeased the notes as described below or have redeemed or become obligated to redeem the notes pursuant to the Special Mandatory Redemption, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s notes in the manner and on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the trustee and mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (or delivered electronically) to the holders of the notes (a “Change of Control Payment Date”).

The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer,

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer, and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default (as defined below) under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any authorized committee thereof.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect to the transaction;

(b)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed a beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made by the Company pursuant to the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(c)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

(d)	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(e)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition in one or more series of related transactions of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition in one or more series of related transactions of less than all of our and our subsidiaries’ assets, taken as a whole, to another person may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by both Rating Agencies and the notes are rated below Investment Grade by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) commencing upon the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of our intention to effect a Change of Control, and ending 60 days following the consummation of the Change of Control. However, a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of

Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a responsible officer of the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock or other equity interests of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Covenants

We will not be restricted by the indenture from incurring indebtedness or other obligations, paying dividends or making distributions on our capital stock, or repurchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on liens

The Company will not create or assume, and will not permit a Restricted Subsidiary (as defined below) to create or assume, otherwise than in favor of the Company or a Subsidiary (as defined below), any indebtedness for borrowed money (“Debt”) secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock or Debt issued by any Subsidiary and owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision whereby the notes will be secured equally and ratably with, or at our option, senior to, such Debt, so long as such Debt is so secured; provided, that the foregoing covenant will not be applicable to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

(a)	Mortgages on property of the Company or a Restricted Subsidiary existing on the date of the fifth supplemental indenture;

(b)	Mortgages on property of a Corporation or other entity existing at the time such Corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such Corporation or other entity (or a division of such Corporation or other entity) as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided that any such Mortgage does not extend to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(c)	Mortgages to secure or provide for the payment of any part of the cost of acquisition, construction, development or purchase or improvement of any such property now owned or hereafter acquired or constructed by the Company or a Restricted Subsidiary, or on which property so acquired, constructed, developed, purchased or improved is located, and created prior to, contemporaneously with or within 270 days after the later of, such improvement, acquisition, construction, development or purchase or the commencement of commercial operation of such property;

(d)	Mortgages on any such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

(e)	Mortgages on any such property of a Person at the time such Person becomes a Restricted Subsidiary;

(f)

Mortgages created for the sole purpose of extending, renewing or refunding any Mortgage permitted by any of clauses (a)-(e) of this covenant; provided, that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding (plus any premium or fee payable in connection therewith) and that such extension, renewal or refunding Mortgage will be limited to all or any part of the same property (plus improvements on such property, and plus any other property not then constituting Principal Property) that secured the Mortgage extended, renewed or refunded, or to other property of the Company or its Restricted Subsidiaries not subject to the limitations of this covenant;

(g)	Mortgages for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; Mortgages on any such property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other like Mortgages, or Mortgages on any such property created in connection with deposits to obtain the release of such Mortgages; Mortgages on any such property created in connection with deposits to secure surety, stay, appeal or customs bonds; Mortgages created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other Mortgages similar to those described in this clause (g), the existence of which does not, in the opinion of the Company, materially impair the use by the Company or a Restricted Subsidiary of the affected property in the operation of the business of the Company or a Restricted Subsidiary, or the value of such property for the purposes of such business;

(h)	Mortgages on any contracts for production, research or development with or for the Government (as defined below), directly or indirectly, providing for advance, partial or progress payments on such contracts and for a Mortgage, paramount to all other Mortgages, upon money advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and Mortgages or other evidences of interest in favor of the Government, paramount to all other Mortgages, on any equipment, tools, machinery, land or buildings hereafter constructed, installed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing or producing any product or performing any development work, directly or indirectly, for the Government to secure indebtedness incurred and owing to the Government for the construction, installation or purchase of such equipment, tools, machinery, land or buildings; and

(i)	Mortgages created after the date of the fifth supplemental indenture on any property leased to or purchased by the Company or a Restricted Subsidiary after such date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any instrumentality or political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property, provided, that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), as in effect at the time of the issuance of such obligations.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create or assume Debt secured by Mortgages without equally and ratably securing the notes if, at the time of such creation or assumption, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than any Debt secured in compliance with the first paragraph of this covenant (including any Debt secured by Mortgages permitted as described in clauses (a) through (i) thereof)) that would otherwise be subject to these restrictions, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) (permitted under clause (c) of, but not otherwise permitted by, the “—Limitation on sale and leaseback transactions” covenant below) does not exceed 15% of the Company’s Consolidated Net Tangible Assets (as defined below).

Limitation on sale and leaseback transactions

The Company will not, and will not permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary on the date of the fifth supplemental indenture, unless:

(a)	the Sale and Leaseback Transaction involves a lease for a term of not more than three years,

(b)	the Sale and Leaseback Transaction is between the Company or such Restricted Subsidiary and the Company or a Subsidiary,

(c)	the Company or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on liens” covenant above, or

(d)	the terms of such Sale and Leaseback Transaction are fair and arm’s-length (as determined in good faith by the Company’s Board of Directors) and the Company or any Restricted Subsidiary applies an amount equal to the greater of (i) the net proceeds of such sale or transfer or (ii) the Attributable Debt with respect to such Sale and Leaseback Transaction within 180 days after the receipt of the proceeds of such sale or transfer to either (or a combination) of (A) the prepayment or retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Funded Debt (as defined below) of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or (B) the purchase, construction or development of other comparable property.

Consolidation, merger, sale or conveyance

The Company will not consolidate with or merge into any other Corporation or sell or convey its properties and assets substantially as an entirety to any Corporation, unless:

(a)	the Corporation formed by such consolidation or into which the Company is merged or the Corporation which acquires by sale or conveyance the properties and assets of the Company substantially as an entirety (the “successor corporation”) is a Corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on the notes, and the performance of every covenant of the indenture on the part of the Company to be performed or observed;

(b)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

(c)	the Company or successor corporation has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale or conveyance and such supplemental indenture comply with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation with or merger into any other Corporation, or any sale or conveyance of the properties and assets of the Company substantially as an entirety in accordance with this covenant, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale or conveyance is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor corporation had been named as the Company in the indenture, and thereafter the Company (which term shall for this purpose mean Hubbell Incorporated or any successor corporation which shall theretofore have succeeded thereto, and been substituted therefor, in the manner described in this covenant) will be relieved of all obligations and covenants under the indenture and the notes.

Notwithstanding the foregoing, any consolidation, merger, sale or conveyance between or among the Company and its Subsidiaries shall neither be subject to this covenant nor prohibited under the indenture.

Corporate existence

Subject to the covenant set forth above under “—Consolidation, merger, sale or conveyance”, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.

Certain definitions

For purpose of the above covenants and “—Events of default” below, the following definitions will be applicable:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined in good faith by the Company’s Board of Directors at the time of entering into such Sale and Leaseback Transaction); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any authorized committee thereof.

“Consolidated Net Tangible Assets” means, at any time, the excess over current liabilities of all assets, less goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries, of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed accounting period of the Company for which financial information is then available.

“Corporation” means any corporation, association, company (including any joint stock company and limited liability company) and business trust.

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Government” means the government of the United States and any department, agency or instrumentality or political subdivision thereof and the government of any foreign country with which the Company or its Subsidiaries is permitted to do business under applicable law and any department, agency or political subdivision thereof.

“Mortgage” means, with respect to any property or assets, any mortgage, pledge, lien or encumbrance on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Principal Property” means any parcel of real property and related fixtures or improvements owned by the Company or any Restricted Subsidiary and located in the United States, the net book value of which (after deduction of accumulated depreciation) on the date of determination exceeds 1.0% of Consolidated Net Tangible Assets, other than any such real property and related fixtures or improvements which, as determined in good faith by the Company’s Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means, with respect to the Company, any Subsidiary that is a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”); provided, that a Subsidiary will not be a Restricted Subsidiary if (a) it is principally engaged in the business of finance, banking, credit, leasing, insurance, investments, financial services or other similar operations, or any combination thereof; (b) it is principally engaged in financing the Company’s operations outside the continental United States of America; (c) substantially all of its assets consist of the capital stock of one or more of the Subsidiaries engaged in the operations described in the preceding clause (a) or (b) or any combination thereof; (d) a majority of its Voting Stock will at the time be owned directly or indirectly by one or more Subsidiaries which are not Restricted Subsidiaries; or (e)(i) it has issued and sold either (x) equity securities with aggregate net proceeds in excess of $10,000,000 or (y) debt securities aggregating $10,000,000 or more in principal amount, or (ii) the Company has sold equity securities of such Subsidiary with aggregate net proceeds to the Company in excess of $10,000,000; provided, however, that the securities referred to in this clause (e) were issued under a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person with the intention of taking back a lease of such property; provided, that “Sale and Leaseback Transaction” will not include such arrangements that were existing on the date of the fifth supplemental indenture or at the time any Person owning a Principal Property becomes a Restricted Subsidiary.

“Subsidiary” means any Corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers, trustees or equivalent of such Corporation or other entity, irrespective of whether or not, at the time, capital stock or other equity interests of any other class or classes of such Corporation or other entity have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof.

Events of default

“Event of Default” means, with respect to the notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default in the payment of any interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (and premium, if any, on) the notes on the date on which such amount becomes due and payable, whether at the stated maturity date or by declaration of acceleration, call for redemption, repayment at the option of the holders of the notes or otherwise;

(c)	default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than any covenant or warranty a default in whose performance or whose breach is dealt with elsewhere in this “—Events of default” section or any covenant or warranty which has been included in the indenture solely for the benefit of debt securities of series other than the notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(d)	the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(e)	the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

If an Event of Default with respect to the notes at that time outstanding (other than an Event of Default specified in paragraphs (d) or (e) above) occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by holders), and upon any such declaration such principal amount, plus accrued and unpaid interest (and premium, if any) (the “Default Amount”), shall become immediately due and payable. Upon payment of the Default Amount in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture), all obligations of the Company in respect of the payment of principal of the notes shall terminate. Notwithstanding any other provision of this “—Events of default” section, if an Event of Default specified in paragraphs (d) or (e) above occurs, then the Default Amount on the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the trustee, may rescind and annul such declaration and its consequences if,

(a)	the Company has paid or deposited with the trustee a sum in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture) sufficient to pay (i) all overdue installments of interest on the notes, (ii) the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on the notes, and (iv) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any other amounts due the trustee under the indenture; provided, however, that all sums payable under this clause (iv) shall be paid in Dollars; and

(b)	all Events of Default with respect to the notes, other than the nonpayment of the principal of the notes which has become due solely by such declaration of acceleration, have been cured or waived as provided below.

No such rescission and waiver shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive, by notice to the trustee and the Company, any past default under the indenture with respect to the notes and its consequences, except a default

(a)	in the payment of the principal of (or premium, if any) or interest on the notes, or in the payment of any sinking fund installment or analogous obligation with respect to the notes, or

(b)	in respect of a covenant or provision of the indenture which pursuant to the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the notes under the indenture, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Modification of indenture

Changes not requiring approval of holders of the notes

Without prior notice to or the consent of any holders of the notes, the Company, when authorized by a resolution of its Board of Directors, and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture, in form reasonably satisfactory to the trustee, for any of the following purposes:

(a)	to evidence the succession of another Corporation (as defined above) to the rights of the Company, and the assumption by such successor of the covenants and obligations of the Company, under the indenture and the notes; or

(b)	to add to the covenants of the Company for the benefit of the holders of the notes, or to surrender any right or power conferred by the indenture upon the Company; or

(c)	to add any additional Events of Default; or

(d)	to add or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable, and with or without coupons, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities of any series or any related coupons in any material respect; or

(e)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding notes created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision and as to which such supplemental indenture would apply; or

(f)	to secure the notes or to provide that any of the Company’s obligations under the notes or the indenture shall be guaranteed; or

(g)	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the notes as described in “—Satisfaction and discharge” or “—Legal defeasance and covenant defeasance” below, provided that any such action shall not adversely affect the interests of the holders of the notes or any other series of debt securities or any related coupons in any material respect; or

(h)	to establish the form or terms of debt securities and coupons, if any, of any series as permitted by the indenture; or

(i)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture; or

(j)	to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, to eliminate any conflict between the terms of the indenture and the notes and the Trust Indenture Act, or to make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with any provision of the indenture; provided such other provisions shall not adversely affect the interests of the holders of outstanding debt securities or coupons, if any, of any series created prior to the execution of such supplemental indenture in any material respect; or

(k)	to change or modify any of the provisions of the indenture; provided that any such changes or modifications shall not adversely affect the interests of the holders of outstanding debt securities or coupons, if any, of any series created prior to the execution of such supplemental indenture in any material respect; or

(l)	to conform the text of any provision of the indenture, as amended and supplemented from time to time, that is applicable to the notes or the notes, as applicable, to the description of the terms of the notes in this prospectus supplement.

Changes requiring approval of holders of notes

With the written consent of the holders of not less than a majority in principal amount of the outstanding notes, by act of said holders delivered to the Company and the trustee, the Company, when authorized by a resolution of its Board of Directors, and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders under the indenture of the notes; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby,

(a)	change the stated maturity of the principal of, or installment of interest, if any, on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the currency or currencies in which the principal of (and premium, if any) or interest on the notes is denominated or payable, or adversely affect the right of repayment or repurchase, if any, at the option of the holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for the notes, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

(b)	reduce the percentage in principal amount of the outstanding notes required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults or Events of Default under the indenture and their consequences provided for in the indenture; or

(c)	modify certain provisions of the indenture requiring the approval of a specified percentage of the holders of the notes, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in the indenture, or the deletion of this proviso, in accordance with the requirements of the indenture.

It shall not be necessary for any act of holders of the notes under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Legal defeasance and covenant defeasance

At the Company’s option, either (a) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to the notes (“legal defeasance option”) or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in “—Covenants” and “—Change of control offer” above with respect to the notes (“covenant defeasance option”) at any time after the applicable conditions set forth below have been satisfied:

(a)

the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust dedicated solely to the benefit of the holders of the notes (i) money in an amount, or (ii) U.S.

Government Obligations (as defined below) which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding notes on the dates such installments of interest or principal and premium are due;

(b)	such deposit shall not cause the trustee with respect to the notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to the notes;

(c)	such defeasance will not cause the trust resulting from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(d)	the Company delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes as contemplated by this “—Legal defeasance and covenant defeasance” section have been complied with;

(e)	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(f)	no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under paragraphs (d) or (e) of “—Events of default” or event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” shall have occurred and be continuing on the 91st day after such date; and

(g)	the Company shall have delivered to the trustee an opinion of counsel to the effect that such defeasance will not cause the beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes and such beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as if the defeasance had not occurred, which opinion of counsel, in the case of the legal defeasance option, must be based on a ruling from the Internal Revenue Service or a change in the applicable U.S. federal income tax law.

Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under paragraphs (d) or (e) of “—Events of default” or an event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such notes shall be reinstated in full.

“Discharged” means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (a) above, payment of the principal of (and premium, if any) and interest on such notes when such payments are due, (b) the Company’s obligations with respect to temporary notes, registration, transfer or exchange of the notes, mutilated, destroyed, lost and stolen notes, compensation and reimbursement of the trustee, maintenance of office or agency and holding deposited moneys and U.S. Government Obligations in trust, in each case, as expressly provided for in the base indenture, as supplemented and amended as of the relevant time and (c) the rights, powers, trusts, duties and immunities of the trustee under the base indenture, as supplemented and amended as of the relevant time.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and discharge

The indenture, with respect to the notes, shall upon the Company’s request, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the notes expressly provided for in the indenture and the right to receive payments of principal (and premium, if any) and interest on the notes) and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when

(a)	either (A) all notes theretofore authenticated and delivered (other than (i) notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or (B) all notes not theretofore delivered to the trustee for cancellation, (i) have become due and payable, or (ii) will become due and payable at their stated maturity date within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) of this subclause (B), has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount in the currency in which the notes are denominated sufficient to pay and discharge the entire indebtedness on the notes for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity date or redemption date, as the case may be; provided, however, in the event a petition for relief under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the deposited money to the Company, the obligations of the Company under the indenture with respect to the notes shall not be deemed terminated or discharged;

(b)	the Company has paid or caused to be paid all other sums payable under the indenture in respect of the notes; and

(c)	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

Notwithstanding the foregoing, in connection with any discharge relating to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date.

Liability for notes

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on the notes, or any part thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, or against any stockholder, officer or director, as such, past, present or future, of the Company (or any incorporator, stockholder, officer or director of any predecessor or successor Corporation (as defined above)), either directly or through the Company (or any such predecessor or successor Corporation (as defined above)), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all as set forth in the indenture.

Book-entry procedures

We have obtained the following information concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank SA/NV, as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued initially in the form of a permanent global security in registered form deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global security through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global security directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by the global security can be exchanged for definitive securities in registered form only if

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving such notice,

•

at any time DTC ceases to be a clearing agency registered and in good standing under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware of such condition,

•	we at any time and in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision, or

•	an Event of Default with respect to the notes represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in such names and in such authorized denominations as DTC, pursuant to the instructions from its direct or indirect participants or otherwise, shall instruct the trustee.

We will make principal and interest payments on the notes represented by the global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global security for all purposes under the indenture. Accordingly, we, the trustee, the security registrar and any paying agent will have no responsibility or liability for

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security,

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

We expect that, under DTC’s current practice, DTC will credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the notes represented by the global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global security for all purposes of the notes. Except as set forth above, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

We understand that DTC is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

We understand that DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

We understand that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

We understand that

•	Clearstream is incorporated under the laws of Luxembourg as a professional depositary,

•

Clearstream holds securities for its participating organizations, or “Clearstream participants,” and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates,

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing,

•	Clearstream interfaces with domestic securities markets in several countries.

•	as a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier),

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes,

•	Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks,

•	Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear, and

•

indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

We understand that

•

Euroclear was created in 1968 to hold securities for participants of Euroclear, or “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash,

•	Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries,

•	Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank SA/NV, known as the “Euroclear operator,”

•	all operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc,

•	Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants,

•

Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes,

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly,

•

the Euroclear operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission and overseen as the operator of a securities settlement system by the National Bank of Belgium,

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions,”

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear,

•	all securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts, and

•	the Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

We understand that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Governing law

The Indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning the trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Material U.S. federal income tax considerations

The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders who acquire notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and that hold such notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, accrual method holders subject to special tax accounting rules as a result of their use of financial statements, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold the notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” and “passive foreign investment companies”). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor, except as described below, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith) (collectively, “FATCA”). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding the notes should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF

THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of the notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of Interest”) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Non-U.S. holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Payments of interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a U.S. person and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding tax under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification requirements described above. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, exchange, redemption or other taxable disposition of the notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which gain may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information reporting and backup withholding

Generally, information reporting will apply to the amount of interest paid to each non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities. U.S. backup withholding tax is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption. The payment of proceeds from the disposition of a note by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Under certain circumstances, FATCA imposes a withholding tax of 30% on payments of interest on, and, after December 31, 2018, the gross proceeds from a disposition of, the notes made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries) unless various information reporting and due diligence requirements are satisfied. Prospective investors that are, or intend to hold the notes through, foreign entities should consult their own tax advisors regarding the possibility of withholding under FATCA.

Underwriting

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and HSBC Securities (USA) Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$132,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	132,750,000
HSBC Securities (USA) Inc.	96,750,000
BNY Mellon Capital Markets, LLC	20,250,000
TD Securities (USA) LLC	20,250,000
Wells Fargo Securities, LLC	20,250,000
Citizens Capital Markets, Inc.	9,000,000
The Williams Capital Group, L.P.	9,000,000
U.S. Bancorp Investments, Inc.	9,000,000

Total	$450,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.400% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by the Company
Per note	0.650%

We estimate that our total expenses for this offering, will be approximately $1.9 million.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the notes than they are required to purchase in this offering.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility and term loan facility. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates. In addition, an affiliate of J.P. Morgan Securities LLC has served as our financial advisor in connection with the Aclara Acquisition.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA.

For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Notice to prospective investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to prospective investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the

SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Validity of notes

The validity of the note will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and, with respect to matters of Connecticut law, by Shipman & Goodwin LLP, Hartford, Connecticut. Certain legal matters related to the offering will be passed upon for the underwriters by Sidley Austin LLP.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

HUBBELL INCORPORATED

Common Stock

Preferred Stock

Debt Securities

Hubbell Incorporated (the “Company”) may offer and sell the securities in any combination from time to time in one or more offerings. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for the Company’s common stock, the Company’s preferred stock or any of the Company’s other securities. This prospectus provides you with a general description of the securities the Company may offer.

Each time the Company sells securities it will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of the Company’s securities.

The Company may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters and any applicable commissions or discounts will be included in the applicable prospectus supplement.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “HUBB.”

Investing in the Company’s securities involves risks. See the “Risk Factors” on page 6 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in the Company’s securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). By using a shelf registration statement, we may sell any amount and combination of our common stock, preferred stock and debt securities from time to time and in one or more offerings. The “base” prospectus included in this registration statement only provides a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read this prospectus, any free writing prospectus and the applicable prospectus supplement, together with the additional information in this prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” including our financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and in any free writing prospectus or term sheet we authorize. We have not authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Hubbell,” “we,” “our” and “us” in this prospectus, we mean Hubbell Incorporated and its consolidated subsidiaries, unless otherwise specified or unless context otherwise requires. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information regarding Hubbell with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.hubbell.com. Our web site and the information on our web site, or any information linked on that site, is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as “the Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 18, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on April 24, 2015, July 24, 2015 and October 23, 2015, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on May 11, 2015, August 24, 2015, December 9, 2015, December 21, 2015, December 23, 2015, January 4, 2016 and January 27, 2016; and

•	our Registration Statement on Form 8-A filed with the SEC on December 23, 2015.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484

(475) 882-4000

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any applicable prospectus supplement and the information incorporated herein and therein by reference contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include statements about our expected capital resources, liquidity, financial performance, pension funding, and results of operations and are based on our reasonable current expectations. In addition, all statements regarding restructuring plans and expected associated costs and benefits, intent to repurchase shares of common stock, and the expected amount of such repurchases, and improvement in operating results, anticipated market conditions and productivity initiatives are forward looking. Forward-looking statements may be identified by the use of words, such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimated,” “predict,” “could,” “may,” “subject to,” “continues,” “growing,” “prospective,” “forecast,” “projected,” “purport,” “might,” “if,” “contemplate,” “potential,” “pending,” “target,” “goals,” “scheduled,” “will likely be,” and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Important factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to:

•	changes in demand for our products, market conditions, product quality, or product availability adversely affecting sales levels;

•	changes in markets or competition adversely affecting realization of price increases;

•	failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiative and strategic sourcing plans;

•	the expected benefits and the timing of other actions in connection with our Enterprise Resource Planning (“ERP”) system;

•	availability and costs of raw materials, purchased components, energy and freight;

•	changes in expected or future levels of operating cash flow, indebtedness and capital spending;

•	general economic and business conditions in particular industries, markets or geographic regions, as well as inflationary trends;

•	regulatory issues, changes in tax laws or changes in geographic profit mix affecting tax rates and availability of tax incentives;

•	a major disruption in one or more of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations;

•	changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners which could adversely affect our results of operations;

•	impact of productivity improvements on lead times, quality and delivery of product;

•	anticipated future contributions and assumptions including changes in interest rates and plan assets with respect to pensions;

•	adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs;

•	unexpected costs or charges, certain of which might be outside of our control;

•	changes in strategy, economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels;

•	ability to carry out future acquisitions and strategic investments in our core businesses as well as the acquisition related costs;

•	the ability to effectively implement ERP systems without disrupting operational and financial processes;

•	unanticipated difficulties integrating acquisitions as well as the realization of expected synergies and benefits anticipated when we first enter into a transaction;

•	the ability of governments to meet their financial obligations;

•	political unrest in foreign countries;

•	natural disasters;

•	failure of information technology systems or security breaches resulting in unauthorized disclosure of confidential information;

•	future repurchases of common stock under our common stock repurchase program;

•	changes in accounting principles, interpretations, or estimates;

•	the outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies;

•	adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; and

•	other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in our Annual Report on Form 10-K for the year ended December 31, 2014.

Any such forward-looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” above. Hubbell disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

HUBBELL INCORPORATED

Hubbell is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2015 revenues of $3.4 billion, Hubbell operates manufacturing facilities in the United States and around the world.

Hubbell’s principal executive offices are located at 40 Waterview Drive, Shelton, Connecticut 06484-1000. Hubbell’s main telephone number is (475) 882-4000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Hubbell and its consolidated subsidiaries for the periods indicated.

	Nine months ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	12.1x	13.6x	13.3x	13.3x	12.6x	11.2x	9.3x

We have calculated the ratio of earnings to fixed charges by dividing “earnings,” consisting of income from continuing operations before income taxes and fixed charges for the periods indicated, by our “fixed charges,” consisting of interest expense (which includes interest on indebtedness, the amortization of discounts, and the amortization of capitalized debt issuance costs) and the portion of estimated rents that we believe to be representative of the interest factor (one-third of rental expense), in each case for the periods indicated.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement with respect to any issuance of securities, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital requirements;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock is not complete and is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part, our amended and restated bylaws, which have been filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part, and other information with respect to our capital stock which has been publicly filed with the SEC. See “Where You Can Find More Information.”

As of the date of the registration statement of which this prospectus forms a part, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”); and

•	5,891,097 shares of preferred stock, without par value, of which 336,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”).

As of February 12, 2016, there were 56,723,815 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Common Stock is currently our only authorized class of common stock. Each share of Common Stock is entitled to one vote on all matters before shareholder meetings. Holders of Common Stock are not entitled to cumulative voting rights for the election of directors. The shares of Common Stock have no preemptive, conversion or other rights to subscribe for or purchase any of our securities. Upon our liquidation or dissolution, the holders of shares of Common Stock are entitled to share ratably in any of our assets that remain after payment or provision for payment to creditors.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors may, by resolution and without further action or vote by shareholders, provide for the issuance of up to 5,891,097 shares of preferred stock from time to time in one or more series having dividend rates, voting rights, liquidation rights, redemption prices, sinking fund provisions, conversion rights and such other designations, preferences, rights, qualifications, limitation or restrictions, as our board of directors may determine.

Series A Preferred Stock

The Series A Preferred Stock has been designated in connection with our Second Amended and Restated Rights Agreement, dated December 23, 2015, between Hubbell and Computershare Inc. (successor to Mellon Investor Services LLC and ChaseMellon Shareholder Services, L.L.C.). Each share of Series A Preferred Stock will be entitled to, (1) when, as and if declared, a minimum preferential quarterly dividend payment of $10 per share and (2) if any dividend is declared on the Common Stock, an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to (1) a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation, transfer of assets or earning power or other transaction in which shares of Common Stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that we expect may apply to any series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Connecticut law or our amended and restated certificate of incorporation;

•	whether the shares of preferred stock will be convertible into shares of our Common Stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Connecticut law or our amended and restated certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the material U.S. federal income tax considerations applicable to the preferred stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information that may be included in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, the particular terms of any debt securities will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We may issue debentures, notes or other evidences of indebtedness, which we refer to as “debt securities,” from time to time in one or more distinct series. The debt securities will be senior debt securities.

The debt securities will be governed by an indenture, dated September 15, 1995 (the “indenture”), between Hubbell Incorporated and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank, the “trustee”))), as trustee, as heretofore supplemented and as may be supplemented from time to time. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee under the indenture has two main roles:

•	first, subject to some limitations, the trustee can enforce your rights against us if we default.

•	second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

The specific terms of debt securities being offered will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of your debt securities as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

The statements and descriptions in this prospectus or in any prospectus supplement or any document incorporated by reference into this prospectus or applicable prospectus supplement regarding provisions of debt securities and the indenture are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indenture (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or the indenture). You should read the summary below, the applicable prospectus supplement, any document incorporated by reference into this prospectus or any applicable prospectus supplement, the indenture and any related documents before making your investment decision.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities of the series;

•	the limit, if any, upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture;

•	the date or dates on which or periods during which the debt securities of the series may be issued, and the date or dates (or the method of determination thereof) on which the principal of (and premium, if any, on) the debt securities of such series are or may be payable;

•	the rate or rates (or the method of determination thereof) at which the debt securities of the series shall bear interest, if any, and the dates from which such interest shall accrue; and the interest payment dates on which such interest shall be payable (or the method of determination thereof), and, in the case of registered securities, the regular record dates for the interest payable on such interest payment dates and, in the case of floating rate securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice and any conditions or contingencies as to the payment of interest in cash or otherwise, if any;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities of the series shall be payable; the extent to which, or the manner in which, any interest payable on any global note on an interest payment date will be paid, if other than in the manner provided in Section 3.07 of the indenture; the extent, if any, to which the provisions of the last sentence of Section 12.01 of the indenture shall apply to the debt securities of the series; and the manner in which any principal of, or premium, if any, on, any global note will be paid, if other than as set forth elsewhere in the indenture and whether any global note shall require any notation to evidence payment of principal or interest;

•	our obligation, if any, to redeem, repay, purchase or offer to purchase the debt securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which or the dates on which, the prices at which and the terms and conditions upon which the debt securities of the series shall be redeemed, repaid, purchased or offered to be purchased, in whole or in part, pursuant to such obligation;

•	our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which the debt securities of the series may be so redeemed;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered securities of the series shall be issuable, and if other than the denomination of $5,000, the denomination or denominations in which any bearer securities of the series shall be issuable;

•	whether the debt securities of the series are to be issued as discount securities and the amount of discount with which such debt securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	provisions, if any, for the defeasance of the debt securities of the series pursuant to the legal defeasance option (as defined in the indenture), or discharge of certain of our obligations with respect thereto pursuant to the covenant defeasance option (as defined in the indenture);

•	whether the debt securities of the series are to be issued as registered securities or bearer securities or both, and, if bearer securities are issued, whether coupons will be attached thereto, whether bearer securities of the series may be exchanged for registered securities of the series, as provided in the indenture, and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made;

•	whether provisions for payment of additional amounts or tax redemptions shall apply, if any, and, if such provisions shall apply, such provisions and, if bearer securities of the series are to be issued, whether a procedure other than that set forth in the indenture shall apply and, if so, such other procedure, and if the procedure set forth in the indenture shall apply, the forms of certifications to be delivered under such procedure;

•	if other than U.S. dollars, the foreign currency or currencies in which the debt securities of the series shall be denominated or in which payment of the principal of (and/or premium, if any) and/or interest on the debt securities of the series may be made, and the particular provisions applicable thereto and, if applicable, the amount of the debt securities of the series which entitles a holder of debt securities of the series or its proxy to one vote for purposes of Section 9.05 of the indenture;

•	if the principal of (and premium, if any) or interest on the debt securities of the series are to be payable, at our election or at the election of a holder thereof, in a currency other than that in which the debt securities are denominated or payable without such election, in addition to or in lieu of the provisions of Section 3.10 of the indenture, the period or periods within which and the terms and conditions upon which such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the debt securities are denominated or payable without such election and the currency or currencies in which the debt securities are to be paid if such election is made;

•	the date as of which any debt securities of the series shall be dated, if other than as set forth in Section 3.03 of the indenture;

•	if the amount of payments of principal of (and premium, if any) or interest on the debt securities of the series may be determined with reference to an index, including, but not limited to, an index based on a currency or currencies other than that in which the debt securities are denominated or payable, or any other type of index, the manner in which such amounts shall be determined;

•	if the debt securities of the series are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on such debt securities (including the currency or currencies of payment thereof); and whether the provisions of Section 3.11 of the indenture are established as terms of the debt securities of the series;

•	the designation of the original currency determination agent, if any;

•	the applicable overdue rate, if any;

•	if the debt securities of the series do not bear interest, the applicable dates for purposes of Section 7.01 of the indenture;

•	any deletions from, modifications of or additions to any events of default or covenants provided for with respect to the debt securities of the series;

•	if bearer securities of the series are to be issued, (1) whether interest in respect of any portion of a temporary debt security in global form (representing all of the outstanding bearer securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary debt security, for definitive debt securities of the series shall be paid to any clearing organization with respect to the portion of such temporary debt security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date, (2) the terms upon which interests in such temporary debt security in global form may be exchanged for interests in a permanent global note or for definitive debt securities of the series and the terms upon which interests in a permanent global note, if any, may be exchanged for definitive debt securities of the series and (3) the cities in which the authorized newspapers designated with respect to such series are published;

•	whether the debt securities of the series shall be issued in whole or in part in the form of one or more global notes, and, in such case, the U.S. depositary or any common depositary for such global note or notes; and if the debt securities of the series are issuable only as registered securities, the manner in which and the circumstances under which global notes representing debt securities of the series may be exchanged for registered securities in definitive form;

•	the designation, if any, of the U.S. depositary; and the designation of any trustees (other than the trustee), depositaries, authenticating agents, paying agents, security registrars, or any other agents with respect to the debt securities of the series;

•	if the debt securities of the series are to be issuable in definitive form (whether upon original issuance or upon exchange of a temporary debt security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•	the person to whom any interest on any registered security of the series shall be payable, if other than the person in whose name that registered security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if otherwise than upon the presentation and surrender of the coupons, if any, appertaining thereto as they severally mature, the extent to which, or the manner in which, any interest payable on a temporary debt security in global form on an interest payment date will be paid if other than in any manner provided in Section 3.04 of the indenture and the extent to which, or the manner in which, any interest payable on a permanent debt security in global form on an interest payment date will be paid if other than in the manner provided in Section 3.07 of the indenture;

•	the provisions, if any, granting special rights to holders of the debt securities of the series upon the occurrence of such events as may be specified;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities;

•	a discussion of any material U.S. federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms or conditions relating to the series (which other terms shall not be inconsistent with the requirements of the Trust Indenture Act and the provisions of the indenture).

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under the indenture, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the indenture and any applicable supplemental indenture is unlimited.

The indenture contains certain restrictive covenants that will apply to us and our subsidiaries unless otherwise indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus and any prospectus supplement from time to time in one or more transactions separately or in combination. The securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in the applicable prospectus supplement relating to an issuance of securities.

If the securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the securities offered by that prospectus supplement. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Securities may be sold directly by us through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the applicable prospectus supplement.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If indicated in the applicable prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased unless otherwise indicated in the applicable prospectus supplement.

We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and, with respect to matters of Connecticut law, by Shipman & Goodwin LLP, Hartford, Connecticut.

In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Wachtell, Lipton, Rosen & Katz, our General Counsel or such other counsel as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$450,000,000 3.500% Senior Notes due 2028

Hubbell Incorporated

Prospectus supplement

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	HSBC

Co-managers

BNY Mellon Capital Markets, LLC	TD Securities	Wells Fargo Securities
Citizens Capital Markets	The Williams Capital Group, L.P.	US Bancorp

January 31, 2018